CONTACT:
Investors                                             Media
Dave Jessick                                          Karen Rugen
717-975-5750      717-730-7766
or
investor@riteaid.com


FOR IMMEDIATE RELEASE


            RITE AID REDUCES DEBT BY AN ADDITIONAL $37.1 MILLION
           WITH PROCEEDS FROM SALE OF ADDITIONAL ADVANCEPCS STOCK

        ADDITIONAL STOCK SALE BRINGS TOTAL OF RITE AID'S RECENT DEBT
                        REDUCTION TO $763.5 MILLION


CAMP HILL, PA, March 20, 2001--Rite Aid Corporation (NYSE, PSE: RAD) announced today that it has further reduced debt by approximately $37.1 million from the sale of an additional 815,117 shares of AdvancePCS common stock. This brings Rite Aid's total debt reduction in the last week to approximately $763.5 million.

The additional $37.1 million was received after the underwriters of the AdvancePCS' secondary public offering exercised in full their over allotment option in full to purchase the additional shares. Rite Aid said that the aggregate reduction of debt of $763.5 million will reduce the company's net annual cash interest payments by approximately $34.3 million.

The company last week announced that it had reduced debt by approximately $726.4 million with approximately $247.1 million in proceeds from the sale of approximately 5.4 million shares of AdvancePCS common stock, the $200 million repayment by AdvancePCS' of senior subordinated notes and the exchange of approximately $279.3 million of debt for common stock in exchange offers that expired on March 13.

The company received both the notes and 6.25 million shares of AdvancePCS common stock as part of the consideration for the sale of Rite Aid's PCS Health Systems, Inc. subsidiary to Advance Paradigm, now called AdvancePCS, in October 2000. The sale of the stock and the repayment of the notes bring the total value of the consideration Rite Aid received for PCS to approximately $1.5 billion.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $14 billion and approximately 3,700 stores in 30 states and the District of Columbia.

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Rite Aid to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to various factors, including those set forth under the captions "Cautionary Statement Regarding Forward-Looking Statements" in Rite Aid's filing with the Securities and Exchange Commission.

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